Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials –

YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION

METLIFE, INC.

FOR YOUR INFORMATION ONLY - YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION.

MetLife, Inc. (“MetLife”) is providing this notice to you because you hold MetLife common stock. MetLife has released materials for your information regarding the spin-off of its wholly-owned subsidiary, Brighthouse Financial, Inc. (“Brighthouse”). This notice provides instructions on how you can access Brighthouse’s Information Statement in connection with the spin-off (the “Information Statement”). The Information Statement contains important information and we encourage you to review it. You may view the Information Statement online at [●] and easily request a paper or e-mail copy of it (see reverse side). Please make your request for a paper copy on or before [●] to facilitate timely delivery.

METLIFE, INC. 200 PARK AVENUE NEW YORK, NY 10166-0188	MetLife will effect the spin-off by distributing at least 80.1% of the shares of Brighthouse common stock on a pro rata basis to MetLife common shareholders. The distribution will be effective as of 5:00 p.m., New York City time, on [●]. Immediately following the distribution, Brighthouse will be an independent, publicly traded company.

MetLife is providing this notice and the Information Statement FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. MetLife is NOT soliciting proxy or other consent from you in connection with the spin-off. The materials are NOT a form for voting.

See the reverse side for instructions on how to access materials.

— How to Access the Materials —

    Materials Available to VIEW or RECEIVE:

    Information Statement

    How to View Online:

    Have the information that is printed in the box marked by the arrow → (located on the following page) and visit:

    www.materialnotice.com.

    How to Request and Receive a PAPER or E-MAIL Copy:

    If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy.     Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → (located on the following page) in the subject line.

    Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

YOU ARE NOT REQUIRED

TO RESPOND OR TAKE ANY OTHER ACTION

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